Exhibit 4.2

EXECUTION COPY

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 6, 2015

To

INDENTURE

Dated as of April 23, 2012

5.25% SENIOR NOTES DUE April 15, 2025

BANC OF CALIFORNIA, INC.

As the Issuer

U.S. BANK NATIONAL ASSOCIATION

As Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of April 6, 2015, by and between Banc of California, Inc., a Maryland corporation, as the Issuer (the “Issuer”) and U.S. Bank National Association, a national banking association, as the Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Trustee have entered into the Indenture (hereinafter called the “Base Indenture” and, as supplemented hereby, the “Indenture”), dated as of April 23, 2012, providing for the issuance by the Issuer from time to time of its senior debt securities;

WHEREAS, the Company’s 7.50% Senior Notes due April 15, 2020 have been issued and are outstanding under the Base Indenture, as modified by that certain Supplemental Indenture dated as of April 23, 2012;

WHEREAS, the Issuer desires to issue an additional series of its senior debt securities under the Base Indenture, and has duly authorized the creation and issuance of such debt securities and the execution and delivery of this Second Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter described;

WHEREAS, the Issuer and the Trustee deem it advisable to enter into this Second Supplemental Indenture for the purposes of establishing the terms of such debt securities and providing for the rights, obligations and duties of the Trustee with respect to such debt securities;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a resolution of the Board of Directors;

WHEREAS, concurrently with the execution hereof, the Issuer has delivered to the Trustee a Company Order and an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel, each as required by Section 303 of the Base Indenture; and

WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the mutual premises and agreements herein contained, the Issuer and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

CREATION OF THE NOTES

Section 1.1. Designation of Series. Pursuant to the terms hereof and Sections 201 and 301 of the Indenture, the Issuer hereby creates a series of its debt securities designated as the “5.25% Senior Notes due April 15, 2025” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 1.2. Form and Denomination of Notes. The definitive form of the Notes, which shall be issued in global form, shall be substantially in the form set forth at Exhibit A attached hereto, which is incorporated herein and made a part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in the global Note and in the Indenture. The Stated Maturity of the principal of the Notes shall be April 15, 2025. The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 1.3. Initial Amount of Series. The initial aggregate principal amount of Notes which shall be issued is U.S. $175,000,000. The Notes may, upon the execution and delivery of this Second Supplemental Indenture or from time to time thereafter, be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order. There shall be no limit on the aggregate principal amount of Notes of or within the same series as the Notes that may be authenticated and delivered under the Indenture.

Section 1.4. No Sinking Fund or Repurchase at the Option of Holders. No sinking fund will be provided with respect to the Notes. The Issuer will not be obligated to redeem the Notes at the option of the Holders.

Section 1.5. Optional Redemption. The Issuer may, at its option, on or after January 15, 2025, redeem the Notes in whole at any time or in part from time to time at a redemption price in Dollars equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. On and after any redemption date, interest shall cease to accrue on the notes called for redemption.

Section 1.6. Notes Not Convertible or Exchangeable. The Notes will not be convertible into or exchangeable for common stock or other securities or property.

Section 1.7. Issuance of Notes; Selection of Depository. The Notes shall be issued as Registered Securities in permanent global form, without coupons. The initial depository for the Notes shall be The Depository Trust Company.

Section 1.8. No Additional Amounts. No Additional Amounts shall be payable with respect to the Notes.

Section 1.9. Issuance of Additional Notes. From time to time subsequent to the date hereof, without the consent of the Holders of the Notes, the Issuer may create and issue additional Notes (the “Additional Notes”) under the terms of the Indenture and this Second Supplemental Indenture (and without need to execute any additional supplemental indenture). The Additional Notes shall be issued as part of the existing series of Notes issued pursuant to this Second Supplemental Indenture and shall have terms identical in all material respects (except for the issue date and, under certain circumstances, the issue price, initial interest accrual date and the first Interest Payment Date) to any Outstanding Notes and shall be treated together with any Outstanding Notes as a single series of Notes. Any Additional Notes issued hereunder shall rank equally and ratably with the Notes originally issued pursuant to this Second Supplemental Indenture, shall have the same CUSIP number and shall trade interchangeably with such Notes and shall otherwise constitute Notes for all other purposes hereof. Any Additional Notes may be issued pursuant to authorization provided by one or more Board Resolutions. No Additional Notes shall be issued at any time that there is an Event of Default under the Indenture with respect to the Notes that has occurred and is continuing, or an event that, with notice or the lapse of time, or both, would become an Event of Default.

Section 1.10. Place of Payment. The principal of and interest on the Notes shall be payable, the Notes may be surrendered for payment, registration of transfer or exchange, and notices and demands in respect of the Notes and the Indenture may be delivered, in an office or agency maintained by the Issuer in the Borough of Manhattan, the City of New York (the “Place of Payment”). The office or agency as of the date hereof shall be the corporate trust office of the Trustee, located as of the date hereof at 100 Wall St., Suite 1600, New York, New York 10005.

Section 1.11. Dollars. The principal of and interest on the Notes shall be payable in Dollars.

Section 1.12. Determination of Principal and Interest. The amount of payments of principal and interest on the Notes shall not be determined with reference to an index or formula, but rather shall be determined as set forth in the Note.

Section 1.13. Defeasance. Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.

Section 1.14. Paying Agent and Security Registrar. The Trustee is initially appointed as the Security Registrar and Paying Agent for the Notes.

ARTICLE TWO

APPOINTMENT OF THE TRUSTEE FOR THE NOTES

Section 2.1. Appointment of Trustee; Acceptance by Trustee. Pursuant and subject to the Indenture, the Issuer and the Trustee hereby constitute the Trustee as trustee to act on behalf of the Holders of the Notes. By execution, acknowledgment and delivery of this Second Supplemental Indenture, the Trustee hereby accepts appointment as trustee with respect to the Notes, and agrees to perform such trusts upon the terms and conditions set forth in the Indenture.

Section 2.2. Rights, Powers, Duties and Obligations of the Trustee. The Trustee is signing this Second Supplemental Indenture solely in its capacity as Trustee under the Indenture. For the avoidance of doubt, the rights, privileges, protections and immunities in favor of the Trustee in the Indenture shall apply to the Trustee’s execution of and performance under this Second Supplemental Indenture.

ARTICLE THREE

DEFINITIONS

Section 3.1. Definition of Terms. Unless otherwise provided herein or unless the context otherwise requires:

(a)	a term defined in the Indenture has the same meaning when used in this Second Supplemental Indenture;

(b)	a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c)	the singular includes the plural and vice versa;

(d)	headings are for convenience of reference only and do not affect interpretation; and

(e)	notwithstanding anything in the Base Indenture to the contrary, the following terms have the meanings given to them in this Section 3.1(e):

“Bank” means (i) any institution organized under the laws of the United States, any State of the United States, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa or the Virgin Islands which (a) accepts deposits that the depositor has a legal right to withdraw on demand, and (b) engages in the business of making commercial loans and (ii) any trust company organized under any of the foregoing laws.

“Constituent Bank” means a Subsidiary of the Issuer which is a Bank.

“Principal Constituent Bank” means Banc of California, National Association, a national bank, or such other Constituent Bank that has consolidated assets equal to 45% or more of the Issuer’s consolidated assets as determined from the Issuer’s most recent consolidated statement of financial condition.

“State” means any of the various States of the United States of America.

“Wholly Owned Subsidiary” means a Subsidiary of which all of the outstanding Voting Stock (other than directors’ qualifying shares) is at the time, directly or indirectly, owned by the Issuer, or by one or more Wholly Owned Subsidiaries of the Issuer or by the Issuer and one or more Wholly Owned Subsidiaries of the Issuer.

ARTICLE FOUR

COVENANTS

Pursuant to Section 201 and Section 301(15) of the Base Indenture, so long as any of the Notes are Outstanding, the following provisions shall be applicable to the Notes in addition to the covenants contained in Article Ten of the Base Indenture:

Section 4.1. Limitation upon Disposition of Voting Stock of Principal Constituent Bank. Except as set forth below, the Issuer will not sell, assign, transfer or otherwise dispose of, or permit the issuance of, or permit a direct or indirect Subsidiary of the Issuer to sell, assign, transfer or otherwise dispose of, any shares of Voting Stock of any Subsidiary, or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of any Subsidiary, which Subsidiary, in either case, is:

(a)	A Principal Constituent Bank; or

(b)	A Subsidiary which owns shares of Voting Stock of a Principal Constituent Bank or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of a Principal Constituent Bank;

provided, however, that nothing in this Section shall prohibit any sales, assignments, transfers, issuances or other dispositions made by the Issuer or any of its Subsidiaries:

(i) acting in a fiduciary capacity for any person other than the Issuer or any Subsidiary;

(ii) to the Issuer or any of its Wholly Owned Subsidiaries;

(iii) if required by law, to any Person for the purpose of the qualification of such Person to serve as a director;

(iv) to comply with an order of a court or regulatory authority;

(v) in connection with a merger or consolidation of or sale of all or substantially all of the assets of a Principal Constituent Bank with, into or to another Bank, as long as the Issuer owns, directly or indirectly, in the entity surviving that merger or consolidation or that receives such assets, not less than the percentage of Voting Stock it owned in such Principal Constituent Bank prior to such transaction;

(vi) if the sale, assignment, transfer, issuance or other disposition is for fair market value (as determined by the Board of Directors of the Issuer, which determination shall be evidenced by a Board Resolution) and, after giving effect to such sale, assignment, transfer, issuance or other disposition, the Issuer would own, directly or indirectly through other Subsidiaries, not less than 80% of the Voting Stock of such Principal Constituent Bank;

(vii) if a Principal Constituent Bank sells additional shares of Voting Stock to its stockholders at any price, if, after such sale, the Issuer owns, directly or indirectly, not less than the percentage of Voting Stock of such Principal Constituent Bank it owned prior to such sale; or

(viii) in connection with the consolidation of the Issuer with or the sale, lease or conveyance of all or substantially all of the assets of the Issuer to, or merger of the Issuer with or into any other Person (as to which Article Eight of the Base Indenture shall apply).

Section 4.2. Limitation upon Pledges of and Creation of Liens on Capital Stock of Principal Constituent Banks. The Issuer will not at any time, directly or indirectly, create, assume, incur or permit to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (1) any shares of capital stock of any Principal Constituent Bank (other than directors’ qualifying shares), or (2) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Constituent Bank; in each case other than:

(i) liens for taxes, assessments or other governmental charges or levies (a) which are not yet due or are payable without penalty, (b) which the Issuer is contesting in good faith by appropriate proceedings so long as the Issuer has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (c) which secure obligations of less than $1 million in amount;

(ii) the lien of any judgment, if that judgment (a) is discharged, or stayed on appeal or otherwise, within 60 days, (b) is currently being contested in good faith by appropriate proceedings so long as the Issuer has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (c) involves claims of less than $1 million; or

(iii) pledges or liens on the Voting Stock of a Principal Constituent Bank to secure a loan or other extension of credit by a Constituent Bank subject to Section 23A of the Federal Reserve Act.

Section 4.3. Waiver of Covenants. In accordance with Section 1012 of the Base Indenture, the Issuer may omit in any particular instance to comply with any term, provision or condition set forth in Sections 4.1 to 4.2 hereof, inclusive, with respect to the Notes if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes, by Act of such Holders, either shall waive such compliance in such instance or generally shall have waived compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

ARTICLE FIVE

COVENANT DEFEASANCE

Section 5.1. Covenant Defeasance Applicable to Notes. The covenant defeasance provisions of Section 1403 of the Base Indenture shall be applicable to the covenants contained in Article Four of this Second Supplemental Indenture.

ARTICLE SIX

REMEDIES

Section 6.1 Remedies. Pursuant to Section 201, Section 301(15) and Section 501(7) of the Indenture, “Event of Default”, whenever used with respect to the Notes, shall include an event of default as defined in any bond, note, debenture or other evidence of indebtedness for borrowed money of the Issuer or any Principal Constituent Bank or under any mortgage, indenture, trust agreement or other instrument securing, evidencing or providing for any indebtedness for borrowed money of the Issuer or any Principal Constituent Bank as a result of which indebtedness for borrowed money of the Issuer or such Principal Constituent Bank in excess of U.S.$25,000,000 in aggregate principal amount shall be or become accelerated so as to be due and payable prior to the date on which the same would otherwise become due and payable and such acceleration shall not have been annulled or rescinded within 30 days of notice of such acceleration to the Issuer or such Principal Constituent Bank.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.1. Application of Second Supplemental Indenture. Each and every term and condition contained in this Second Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Indenture.

Section 7.2. Benefits of Second Supplemental Indenture. Nothing contained in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors under the Indenture and the Holders of Securities (including the Notes), any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 7.3. Effective Date. This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 7.4. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 7.5. Counterparts. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 7.6. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.7. Separability Clause. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

Section 7.8. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

[Signatures on Next Page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the date first written above.

BANC OF CALIFORNIA, INC.,
as the Issuer

By:	/s/ Steven A. Sugarman
Name: Steven A. Sugarman Title: Chairman/President/Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as the Trustee

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE IS A SECURITY IN GLOBAL FORM (“GLOBAL SECURITY”) WITHIN THE MEANING OF SECTION 203 OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”) OR A NOMINEE OF THE DEPOSITORY, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

CUSIP No.	05990K AC0
ISIN	US05990KAC09

BANC OF CALIFORNIA, INC.

5.25% SENIOR NOTES DUE April 15, 2025

No. [ ]	$175,000,000

BANC OF CALIFORNIA, INC., a corporation duly organized and existing under the laws of the State of Maryland (herein called the “Issuer,” which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., the principal sum of $175,000,000 on April 15, 2025 and to pay interest thereon, from and including April 6, 2015, or from and including the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”), with interest payments commencing October 15, 2015, at the rate of 5.25% per annum, until the principal hereof is due, and at the rate of 5.25% per annum on any overdue principal and, to the extent permitted by law, on any overdue interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 1 and October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest payable on any permanent global Security will be paid to DTC, Euroclear and/or Clearstream, as the case may be, with respect to that portion of such permanent global Security held for its account by DTC, Euroclear or Clearstream, as the case may be, for the purpose of permitting such party to credit the interest received by it in respect of such permanent global Security to the accounts of the beneficial owners thereof. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment, such payment shall be deemed practicable by the Trustee. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

For Notes held in definitive form, payments of interest may be made, at the Issuer’s option, by (i) mailing a check for such interest payable to or upon the written order of the Person entitled thereto, to the address of such Person as it appears on the Security Register or (ii) transfer to an account maintained by the payee located inside the United States. For Notes held in global form, payments shall be made through DTC, or its nominee, as the registered owner of the Notes.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the manual signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

BANC OF CALIFORNIA, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as the Trustee

By:
Authorized Officer

FORM OF REVERSE

This Note is one of a duly authorized issue of Securities of the Issuer designated as its “5.25% Senior Notes due April 15, 2025” (herein called the “Notes”), issued under the Indenture, dated as of April 23, 2012 (herein called the “Base Indenture”), between the Issuer and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Base Indenture), and the Second Supplemental Indenture, dated as of April 6, 2015, between the Issuer and the Trustee (the “Second Supplemental Indenture”; the Base Indenture, as modified and supplemented by the Second Supplemental Indenture, being the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations.

No sinking fund is provided for the Notes.

The Notes of this series are not subject to mandatory repurchase by the Issuer. The Notes of this series may be redeemed by the Issuer in accordance with Section 1.5 of the Second Supplemental Indenture and Article Eleven of the Base Indenture.

In any case where the due date for the payment of the principal of or interest on this Note at the Place of Payment is not a Business Day, then payment of principal of, or interest on this Note need not be made on or by such date at such place but may be made on or by the next succeeding Business Day, with the same force and effect as if made on the date for such payment and, provided that such payment is made on or by the next succeeding Business Day, no interest shall accrue on the amount so payable for the period from and after the due date for such payment.

If an Event of Default shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Further, the Indenture permits, with certain exceptions as therein provided, certain amendments thereof and the modification of certain rights and obligations of the Issuer and certain rights of the Holders of the Notes under the Indenture by the Issuer and the Trustee without the written consent of any Holders. Any such consent or waiver shall be conclusive and binding upon the Holders and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes that are Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee thereunder, such Holder or Holders shall have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, the Trustee for 60 days after receipt of such notice, request and offer of indemnity shall have failed to institute any such proceeding, and no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes that are Outstanding.

Notwithstanding any provision of the Indenture or hereof, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal and (subject to Sections 305 and 307 of the Base Indenture) interest on such Note on the due dates therefor set forth therein (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Issuer as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, and, if so required by the Issuer or the Security Registrar, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Security Registrar duly executed by the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith, subject to the exceptions set forth in the Indenture.

Prior to due presentation of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes, whether or not such Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, in this Note or because of any indebtedness evidenced thereby, shall be had against any promoter, as such, or against any past, present or future shareholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holder thereof and as part of the consideration for this Note.

THE INDENTURE, THIS NOTE AND ANY COUPONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common

TEN ENT	–	as tenants by the entireties (Cust)

JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –	Custodian

	(Custodian)	(Minor)
under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

For value received hereby                  sell(s), assign(s) and transfer(s) unto                  (Please insert social security or other identifying number of assignee) the within Note, and hereby irrevocably constitutes and appoints                  as attorney to transfer the said Note on the books of the Issuer, with full power of substitution in the premises.

Signature(s):	Dated:

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.